                       PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (hereinafter the "Agreement") is made, executed and entered into on this 30th day of January, 1996 by and between LAWSON MARDON MEDICAL PRODUCTS, INC., a Texas corporation (hereinafter "Lawson Mardon"), LAWSON MARDON MEDICAL PRODUCTS, a trading division of LAWSON MARDON PACKAGING UK LTD., a company registered in England (hereinafter "LM Whitehaven"), SBW ACQUISITION CORP., a Delaware corporation (hereinafter "Acquisition") and MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (hereinafter "Medical Action").
                      W I T N E S S E T H :
     WHEREAS, Lawson Mardon is engaged in the business of marketing a variety of sterilization packaging, monitoring and contamination control products described in Exhibit "A" attached hereto for sale in North America (hereinafter the "Products"); and
     WHEREAS, Acquisition wishes to purchase or acquire from Lawson Mardon, and Lawson Mardon wishes to sell, assign and transfer to Acquisition, certain selected assets and properties held in connection with, necessary for, or material to the business and operations of Lawson Mardon, upon the basis of representations and warranties of Lawson Mardon, subject to the exceptions set forth in the disclosure schedule (hereinafter the "Schedule") ; and


                            EXHIBIT 2

     WHEREAS, concurrently with the execution and delivery of this Agreement, LM Whitehaven and Medical Action will enter into a certain agreement providing for the purchase of the Products and raw materials for a specified period after closing, and for the provision of certain transitional services;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:
     1.   Transfer of Lawson Mardon.
          (a) Lawson Mardon shall transfer and deliver to Acquisition and Acquisition shall receive from Lawson Mardon, free from all liabilities and encumbrances (except as to those assigned to and assumed by Acquisition as specified in Exhibit "C" attached hereto), certain of Lawson Mardon's assets, owned and operated by Lawson Mardon (hereinafter the "Assets") at the business premises located at 9075 Knight Road, Houston, Texas 77054 (hereinafter the "Premises"), more particularly described as follows:
          (i) All know-how, technology, formulae, trade secrets, processes and confidential information regarding manufacture, production, quality control and government registrations and documentations of those certain Products, and patent documentation for the Products; and
          (ii)      All related marketing materials and brochures,

                    advertising rights and customer lists;

          (iii) All fixtures, furniture, business equipment and all other tangible personal property of Lawson Mardon used to distribute the Products and product lists sold herein;
          (iv) Lawson Mardon's rights under or to all contracts, licenses, governmental permits, trademarks, copyrights, patents and security deposits, including all deposits on the Premises, if any and if transferable, made by or granted to Lawson Mardon in connection with the Products; and
          (v) Lawson Mardon's rights to the name "SBW" in North America for a period of twelve (12) months, and all other trade names which it owns or used in connection with the business to the extent provided in a separate License Agreement dated as of the closing between LM Whitehaven and Medical Action;
          (vi) An assignment of Lawson Mardon's rights, title and interest as lessee under the lease of the Premises. Acquisition agrees to assume and pay said lease. A copy of said lease is attached hereto as Exhibit "B".

          (b) Excluded Assets. Lawson Mardon assets not subject to transfer under Paragraph 1(a) above including the following:
          (i) Lawson Mardon's corporate records, minute books, stock transfer records, etc;
          (ii) Rights and interests obtained pursuant to the terms of this Agreement;
          (iii) All cash, certificates of deposit and marketable securities as of the date of closing; and
          (iv) Any and all rights, title and interest held in connection with the operations and business of Sparco.
     2. Closing. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 a.m. local time on the 30th day of January, 1996 at the offices of Medical Action Industries Inc., 150 Motor Parkway, Hauppauge, New York 11788 or such other time and place upon which the parties may agree. The day on which the Closing actually occurs in herein sometimes referred to as the "Closing Date".
At the time of Closing, upon delivery by Acquisition of the

consideration as described in paragraph 3 hereof, Lawson Mardon shall execute and deliver to Acquisition a Bill of Sale and such other instruments as may be necessary to transfer to Acquisition all of the Assets. Lawson Mardon shall also deliver possession of the Premises. The Bill of Sale and other instruments will contain the usual warranties and affidavits of title and will effectively transfer to Acquisition full title to the Assets, free and clear of all liens, security interests and encumbrances (except to the extent set forth in Exhibit "C").
     3.   Purchase Price.       On the terms and subject to the
conditions set forth in this Agreement, Medical Action agrees to pay or cause to be paid to Lawson Mardon an aggregate of U.S. $880,793.44 (the "Purchase Price"). The Purchase Price shall be payable at the Closing, as follows:
          (a) Twenty Five Thousand ($25,000.00) Dollars by way of certified or cashier's check payable to Lawson Mardon's order; and
          (b) By the execution and delivery to Lawson Mardon of a Non-Negotiable Promissory Note (the "Promissory Note") of Medical Action in the principal amount of $855,793.44 together with interest thereon at the rate set forth in the Wall Street Journal as the prime rate. Such Promissory Note shall be substantially in the form of Exhibit "D" annexed hereto and shall provide for payment in four (4) equal monthly installments of $213,948.36 each, commencing thirty (30) days after Closing. However, such installments due under the Promissory Note shall be reduced to the extent that any (i) accounts receivable relating to the Products, shipped prior to the Closing Date which remain outstanding for more than one hundred twenty (120) days from the date of invoice net of unapplied credits ("Expiration Date") or (ii) such account receivable is reduced as the result of validly issued credits, tracing fees, rebates or authorized returns consistent with the past practices of Lawson Mardon. In the event Medical Action receives payments on account of such sales after the Expiration Date, it shall hold such payments in trust and promptly forward such payments to Lawson Mardon. All accounts receivable relating to Products shipped by Medical Action on or after the Closing Date shall belong to Medical Action.
     3.1. Excluded Liabilities.    Notwithstanding any provision
hereof or any schedule or exhibit hereto and regardless of any disclosure to Acquisition or Medical Action, Acquisition and Medical Action shall not assume any liabilities, obligations or commitments of Lawson Mardon (other than those assigned and assumed by Acquisition on Exhibit "C") relating to or arising out of the operation of the business or the ownership of the Assets prior to the Closing.
     4.   Consignment.

          4.1 On the Closing Date, Lawson Mardon shall consign and deliver to Acquisition the "Consigned Inventory", as hereinafter defined.
          4.2 For the purposes of this Agreement, "Inventory" shall mean the inventory of Lawson Mardon comprised of the following:
               (a) heat seal pouches, multi-pouch reels, heat seal reels, self-seal pouches, gussetted heat seal pouches, sterilization monitors, autoclave indicator tape steam, sterility maintenance covers - self-seal, sterilization maintenance covers - heat seal, autoclavable bags for steam sterilization with indicator bio hazard red collection bags, laboratory transport bags, sterilization integrators and indicators and unassembled components and raw materials used for the assembly or manufacture thereof.
     For the purposes of this Agreement, "Consigned Inventory" shall mean the Inventory which is accepted by and loaded onto Medical Action trucks as hereinafter described.
          4.3 On the Closing Date, or as soon thereafter as practicable, Lawson Mardon shall assemble the Inventory at the Premises for loading onto Medical Action's trucks. The parties shall physically count the Inventory as it is accepted by and loaded onto Medical Action's trucks and prepare and initial a schedule (the "Inventory Schedule") of the Inventory so delivered to Medical Action, with a specific description of the type and quantities of each type of the Inventory loaded onto Medical Action's trucks; provided, however, that Medical Action shall have the right to reject such of the Inventory which it, in its reasonable discretion, feels is defective, obsolete or unsalable. Inventory accepted by Medical Action and loaded onto its trucks as aforesaid shall constitute the Consigned Inventory. Medical Action shall bear all risk of loss for the Inventory once it is accepted and loaded onto Medical Action's trucks.
     5.   Terms of Consignment.
          5.1 All Consigned Inventory shall be held by Medical Action at its premises and at no other place without Lawson

Mardon's prior written approval, which shall not be unreasonably withheld. Medical Action shall not charge Lawson Mardon for storage of the Consigned Inventory.
          5.2  Medical Action agrees that:
               (a)  Lawson Mardon shall retain title to the
Consigned Inventory until sold or paid for by Medical Action;
               (b) Medical Action will be liable and responsible for all loss or damage to the Consigned Inventory and shall insure the same against fire and extended loss in an amount at least equal to the Consigned Inventory price to be paid by Medical Action to Lawson Mardon;
               (c)  Lawson Mardon shall not be liable for payment

of local, state or county taxes assessed or levied on the Consigned Inventory held in Medical Action's possession;
               (d) Medical Action shall have sole responsibility and authority (subject to the terms of this Agreement) for the storing and manner of selling of the Consigned Inventory and shall bear the costs thereby incurred, including delivery expense from Medical Action's place of business to Medical Action's customers.
          5.3 Medical Action shall pay for the Consigned Inventory pursuant to Sections 6 and 7.
          5.4 All of the Consigned Inventory delivered to Medical Action shall be of good, usable and merchantable quality in all material respects, and will not include obsolete or discontinued items. Except as set forth on Exhibit "E", all Consigned Inventory will be (i) of such quality as to meet the quality control standards of Lawson Mardon and any applicable government quality control standards; (ii) salable as current inventories at the current prices thereof in the ordinary course of business; and
(iii) recorded on the books of Lawson Mardon at the lower of cost or market value.
     6. Consigned Inventory Price. The price ultimately to be paid by Medical Action to Lawson Mardon for the Consigned Inventory delivered to Medical Action pursuant to Section 4 hereof will be an amount (the "Amount") derived by applying the prices set forth on Exhibit "F" attached hereto for each type of Consigned Inventory against the quantities set forth for each such type of Consigned Inventory on the Inventory Schedule.
     7.   Payment of Consigned Inventory Price.   (a)  The
Consigned Inventory price payable under this Section 7 shall be paid as follows: Within seven (7) business days following the end of each week, Medical Action shall (i) deliver to Lawson Mardon a complete accounting of all sales of the Consigned Inventory to others for such week, setting forth the quantities of the various products sold and the purchasers involved; (ii) pay Lawson Mardon for that part of the Consigned Inventory sold in such week (based on the prices set forth in Exhibit "F"). Lawson Mardon shall have the right upon reasonable notice to Medical Action to enter the premises of Medical Action for the purposes of ascertaining the quantity of Consigned Inventory remaining on hand, and in this respect, Medical Action shall keep and make available to Lawson Mardon accurate and complete records of Consigned Inventory sold by it so as to enable Lawson Mardon to accurately determine the amounts due for Consigned Inventory.
          (b) Notwithstanding the provisions of Section 8(a) and except for those items set forth on Exhibit "G", the entire unpaid balance of the purchase price due for the Consigned Inventory shall be paid no later than August 1, 1996.
     8. Lawson Mardon's Representations and Warranties. Lawson Mardon represents and warrants to Medical Action as follows:

          (a) Organization of Lawson Mardon. Lawson Mardon is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas with full corporate power and authority to own its properties and to conduct its business as now conducted. Lawson Mardon is duly qualified to do business as a foreign corporation in good standing in all jurisdictions where the nature of its assets or business requires such qualification and such jurisdictions are listed in Part A of the Schedule. Lawson Mardon does not own, directly or indirectly, shares of capital stock in any corporation. The Certificate of Incorporation and the By-Laws of Lawson Mardon, heretofore delivered by Lawson Mardon to Acquisition, are complete and correct and contain all amendments thereto.
          (b) Authority of Lawson Mardon. Lawson Mardon has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby, and to execute and deliver all of the agreements described herein (the "Related Agreements"). The execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Lawson Mardon and has been approved by its stockholders; except for the adoption of this Agreement, Related Agreements and approval of the transactions contemplated hereby by its stockholders, no other corporate acts or proceedings on the part of Lawson Mardon are necessary to authorize this Agreement, Related Agreements or the consummation of the transactions contemplated hereby. This Agreement and the Related Agreements constitute valid and legally binding obligations of Lawson Mardon and each is enforceable against Lawson Mardon in accordance with its terms. Except as set forth in Part B of the Schedule, the execution and delivery of this Agreement and the Related Agreements by Lawson Mardon do not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default under (i) any provision of the Certificate of Incorporation or By-Laws of Lawson Mardon, (ii) any provision of (or result in acceleration of any obligation under) any mortgage, note, lien, lease, agreement, instrument, arbitration award, judgment or decree to which Lawson Mardon is a party or by which Lawson Mardon is subject or (iii) any laws of the United States or any state or jurisdiction in which Lawson Mardon conducts business.
          (c) Consents, etc.. To the best of their knowledge, no consent, authorization, order or approval or, or filing or recording with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Lawson Mardon and the consummation by Lawson Mardon of the transactions contemplated hereby.
          (d)  Financial Statements.  Lawson Mardon has previously

furnished Acquisition with a true and complete copy of the unaudited balance sheets of Lawson Mardon as of December 31, 1995 and the related unaudited statement of operations, shareholders' equity and cash flows for the twelve months then ended ("Lawson Mardon Financial Statements").
          (e) Absence of Certain Changes or Events. Since December 31, 1995 there has not been any material adverse change in the properties or business of operations of Lawson Mardon.
          (f) Governmental Authorization and Compliance with Laws. Lawson Mardon is in compliance in all material respects with all applicable material requirements of all governmental authorities (Federal, state, municipal or other) with respect to the business engaged in by it and is not in default in any material respect under any judgment, order, injunction, rule, ruling or regulation of any governmental commission, agency or instrumentality. There are no Products sold by Lawson Mardon which would require any approval of the Food and Drug Administration ("FDA") or any other United States governmental body, whether Federal, state or local, prior to distribution of such Products, for which such approval has not been obtained. All Products sold by Lawson Mardon in any jurisdiction meet the applicable legal requirements of such jurisdiction and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to Lawson Mardon for the FDA or any other governmental body to deny or rescind any approval for any commercially distributed Product of Lawson Mardon. There is no action or proceeding by the FDA or any other governmental body, including, but not limited to, recall procedures, pending or threatened against Lawson Mardon relating to the safety or efficacy of any of the Products of Lawson Mardon, and, to the best knowledge of Lawson Mardon, there is no basis therefor. Lawson Mardon has all material permits, certificates, licenses, approval and other authorizations required in connection with the operation of their business, a complete list of which are set forth in Part F of the Schedule.
          (g)  Tax Matters.
               (A) The amounts shown as tax liabilities on the balance sheet of Lawson Mardon as of December 31, 1995 included in the Lawson Mardon Financial Statements will be sufficient for the payment of all federal, state, county, local and foreign Taxes (as hereinafter defined) of Lawson Mardon, whether or not disputed, which were properly accruable at that date. There are no agreements by Lawson Mardon for the extension of the time for the assessment of any Taxes. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority is now asserting, or to the knowledge of Lawson Mardon threatening to assert, against Lawson Mardon any claim for additional Taxes, nor to Lawson Mardon's knowledge is the IRS or any other taxing authority auditing any tax return filed by Lawson Mardon.

               (B) Lawson Mardon has timely filed (or received appropriate extensions to file) (and until the Closing will timely file) all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes;
               (C) Lawson Mardon has timely paid or provided (and until the Closing will timely pay or in good faith contest) all Taxes that are due and payable;
               (D) Lawson Mardon has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;
          For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or changes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any tax authority (domestic or foreign) upon Lawson Mardon.
          (h) Title to Properties; Absence of Liens and Encumbrances, etc. Except for leased properties, Lawson Mardon has good and marketable title to the tangible properties and assets, real, personal and mixed, to be transferred hereunder, including without limitation those referred to in the balance sheet as of December 31, 1995 referred to in Paragraph (e) of this Section 8 (other than properties or assets disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all liens, charges, pledges, security interests or other encumbrances, except as reflected in the Lawson Mardon Financial Statements or in Part H of the Schedule.
          (i) Contracts, etc. Part I of the Schedule contains a true and complete list of all of the following described contracts and Leases:
                    (i)  all sales contracts of Lawson Mardon
     having a sales price of $5,000.00 or more or not to be performed within one year regardless of amount and all purchase orders having a purchase price of $2,500.00 or more;
                    (ii) all other contracts of Lawson Mardon
     (other than sales contracts and purchase orders), employment, consulting, agency, collective bargaining or other similar contracts and agreements, leases, mortgages, indentures, promissory notes, deeds loan or credit agreements, or similar instruments involving amounts in excess of $25,000 or more or not to be performed within one year regardless of amount;
                    (iii) all pension, profit-sharing or employee benefit plans, employment contracts, contracts with unions and other agreements relating to employees of Lawson Mardon;

                    (iv) all Lawson Mardon policies of insurance issued during the past five years; and
                    (v)  all deeds to real property owned by Lawson
     Mardon.
                    (vi) all license, licensing arrangements and
other contracts providing in whole or in part for the use of, or limiting the use of, any intellectual property.
                    (vii)     joint venture, partnership and
similar contracts involving a sharing of profits or expenses.
                    (viii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sale of inventory in the ordinary course of business).
          Except as set forth in Part I of the Schedule, Lawson Mardon is not in default, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any of the above described contracts and leases, and all such contracts and leases are valid and legally binding.
          (j)  Litigation.      Except as set forth in Part J of
the Schedule, there is no claim, action, suit or proceeding in or before any court or administrative or regulatory agency pending, or the knowledge of Lawson Mardon contemplated or threatened, against Lawson Mardon or any of its properties.
          (k) Patents, Copyrights, Trademarks, etc. Lawson Mardon has good and marketable title to all patents, patent applications, copyrights, trademarks and trade names, brand names, proprietary and other technical information, technology, inventions, discoveries, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets and computer software and programs, and licenses thereof, which are necessary for the operation of its businesses as presently conducted, a true and complete list of which is included in Part K of the Schedule and there are no claims or proceedings threatened or pending against Lawson Mardon asserting that Lawson Mardon is infringing any such intellectual property rights of any other person.
          (l) Employee Benefit Plans. Other than those set forth in Part L of the Schedule, Lawson Mardon does not maintain, administer or contribute to any bonus, profit-sharing, pension, retirement, stock purchase, stock options, deferred compensation, hospitalization, medical, life insurance, disability, severance pay or other benefit plan arrangement or program, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering any of Lawson Mardon's employees (the "Plans").

          Lawson Mardon has furnished Acquisition with (i) complete and accurate copies of all documents comprising or pertaining to each Plan, including each amendment and any trust agreement, insurance contract, or other arrangement for the funding of benefits under such Plan, (ii) copies of all determination letters or private rulings issued by the IRS with respect to each Plan and copies of all applications and requests filed with the IRS for such determination or rulings, (iii) a copy of the three (3) most recent annual reports (Form 5500) for each Plan and (iv) a copy of the most recent summary plan description ("SPD"), and all summaries of material modifications to such SPD, for each Plan.
          Each Plan is, and at all times since its inception has been, in compliance in all material respects with all the provisions of ERISA applicable to such Plan, and with all other laws, rules and regulations applicable to such Plan.
          There are no pending, or to the best of the knowledge of Lawson Mardon, threatened, legal actions, proceedings or investigations against Lawson Mardon, or any Plan, other than routine claims for benefits, which could result in liability being imposed upon any of the Plans or upon Lawson Mardon with respect to any of the Plans and there is no basis for any such legal action or proceeding ("Benefit Liabilities").
          Except as set forth in Part L of the Schedule, there are no agreements between Lawson Mardon and any labor union and Lawson Mardon is not, and has never been, a participating employer in any multi-employer plan, as such term is defined in Section 3(37) of ERISA, or in any multiple employer plan described in Section 413(c) of the Code. To the extent that Lawson Mardon is or has been a participating employer in any multi-employer plan (as so defined), Lawson Mardon is not now, or would upon withdrawal therefrom become, liable for any withdrawal liability to or in respect of such multi-employer plan.

          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any of the Plans, or from Lawson Mardon with respect to any of the Plans, to any individual, or result in the vesting, acceleration or payment or increases in the amount of any benefit payable under any of the Plans to any individual.
          (m) Finder's Fee. No brokers or finders were employed by Lawson Mardon in connection with any of the transactions contemplated by this Agreement.
          (n) No Failure to Disclose. Lawson Mardon has not failed to disclose to Acquisition any material agreement, arrangement, event or occurrence, or threatened or anticipated event or occurrence known to Lawson Mardon, which would or might reasonably be deemed to have a material and adverse effect on the business of Lawson Mardon.
          (o) Insider Interests. No officer or director of Lawson Mardon has any agreement with Lawson Mardon or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, patents, patent applications, trademarks, trade names or other intellectual property), used in or pertaining to the business of Lawson Mardon except as a stockholder or employee and except as set forth in Part O of the Schedule.
          (p) Labor Controversies. Except as set forth in Part P of the Schedule, there are no controversies between Lawson Mardon and any employees of Lawson Mardon or any unresolved labor union grievances or unfair labor practices or labor arbitration proceedings pending or threatened relating to Lawson Mardon and there are not any organizational efforts presently being made or threatened involving any of Lawson Mardon's employees. Lawson Mardon has not received notice of any claim that it has not complied with any laws relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.
          (q) Use of Real Property. The real properties leased by Lawson Mardon are used and operated in compliance and conformity in all material respects with all applicable leases, contracts, commitments, licenses and permits. Lawson Mardon has not received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of Lawson Mardon and to Lawson Mardon's knowledge there is no such violation.
          (r) Accounts Receivable. The accounts receivable are reflected on the Lawson Mardon Financial Statements, and all accounts receivable of Lawson Mardon arising since the date of such balance sheet arose from bona fide transactions in the ordinary course of business, and the materials or services involved have been provided to the account obligor, and, except as contemplated by the relevant contract, no further materials or services are required to be provided in order to complete the sales and to entitle Lawson Mardon, or its assignees, to collect the accounts receivable in full. Except as set forth in Part R of the Schedule, no such account receivable has been assigned or pledged to any other person, firm or corporation, and except for unapplied credits, no defense or setoff to any such account has been asserted by the obligor.
          (s) Compliance with Environmental Laws. Except as set forth in Part S of the Schedule:
               (i)  Lawson Mardon is in compliance with all
     environmental laws, regulations, permits and orders applicable to them, and with all laws, regulations, permits and orders governing or relating to asbestos removal or abatement.
               (ii) Except for temporary storage on premises pending arrangements for removal, Lawson Mardon has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of, hazardous substances or other waste to or at any location other than a site lawfully permitted to receive such hazardous substances or other waste for such purposes; and Lawson Mardon has not performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. Lawson Mardon has not disposed, or allowed or arranged for any third parties to dispose, of hazardous substances or other waste upon property owned or leased by it.

               (iii)  There has not occurred, nor is there
     presently occurring, a Release of any hazardous substance on, into or beneath a surface of any parcel of real property in which Lawson Mardon has or has had an ownership interest or any leasehold interest. For purposes of this Section, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.
               (iv) Lawson Mardon has not transported or disposed of, nor have they allowed or arranged for any third parties to transport or dispose of, any hazardous substance or other waste to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any similar state law, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. Lawson Mardon has not received notice, or has knowledge, of any facts which could give rise to any notice that Lawson Mardon is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. Lawson Mardon has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA. Lawson Mardon has not received any written or oral request for information in connection with a federal or state environmental cleanup site or has undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local government entity, or at the request of any other person or entity ("Environmental Liabilities").
               (v)  There are no laws, regulations, ordinances,

     licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Lawson Mardon.
               (vi) Part S of the Schedule identifies (A) all environmental audits, assessments or occupational health studies undertaken by Lawson Mardon or its agents or by any governmental agencies with respect to the operations or properties of Lawson Mardon; (B) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any real property owned or leased by Lawson Mardon;
     (C) all written communications of Lawson Mardon with environmental agencies; and (D) all citations issued with respect to Lawson Mardon under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).
          (t) Representations and Warranties. All representations and warranties set forth herein and each certificate furnished or to be furnished to Medical Action or Acquisition pursuant hereto contains complete, accurate and true statements of all material facts stated therein and do not omit to state any material facts necessary to make the statements contained therein not misleading.
          (u) Suppliers's Raw Materials. Part U of the Schedule in connection with the Products sets forth (a) the name and addresses of all suppliers (including, without limitation, Lawson Mardon and any facilities thereof) from which Lawson Mardon ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $2,500.00 or more during the twelve month period ended December 31, 1995, and (b) the amount for which each such supplier invoiced Lawson Mardon during such period. Lawson Mardon has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Acquisition at any time after the Closing Date on terms and conditions similar to those used in its current sales to Lawson Mardon, subject to general and customary price increases.
          (v) Product Warranties. Except as set forth in Part V of the Schedule, and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the Products and (b) there are no pending or threatened claims with respect to any such warranty, and Lawson Mardon has no liability with respect to such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

          (w) Liability for Transfer Taxes. Lawson Mardon shall be responsible for the timely payment of, and shall indemnify and hold harmless Acquisition and Medical Action against, all sales

(including, without limitation, bulk sales) use, value added, documentary, stamp, gross receipts, convenience, excise, license and other similar taxes and fees (the "Transfer Taxes") arising out of or in connection with or attributable to the transactions affected pursuant to this Agreement and the Related Agreements. Lawson Mardon shall prepare and timely file all tax returns required to be filed in respect of the Transfer Taxes.
     9. Medical Action and Acquisition Representations and Warranties. Each of Acquisition and Medical Action jointly and severally represents and warrants to Lawson Mardon as follows:
          (a) Organization of Acquisition and Medical Action. Acquisition and Medical Action are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.
          (b) Authority of Acquisition and Medical Action. Acquisition and Medical Action each individually have the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, Related Agreements and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and Medical Action, as the sole stockholder of Acquisition and by the Board of Directors of Medical Action; and (i) no other corporate acts or proceedings on the part of Acquisition or Medical Action are necessary to authorize this Agreement, Related Agreements or the consummation of the transactions contemplated hereby, and (ii) this Agreement and the Related Agreements constitute the valid and legally binding obligations of Acquisition and Medical Action enforceable against Acquisition and Medical Action in accordance with their terms. The execution and delivery of this Agreement and the Related Agreements do not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default under any provision of the Certificate of Incorporation or By-Laws of Acquisition or Medical Action or any provision of (or result in the acceleration of any obligation under) any mortgage, note, lien, lease, agreement, instrument, arbitration award, judgment or decree to which either of Acquisition or Medical Action is a party or by which they are bound or to which any of their property is subject, or any laws of the United States or any state or jurisdiction in which Acquisition or Medical Action conducts business.
          (c) Consents, etc. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Acquisition and Medical Action and the consummation by Acquisition and Medical Action of the transactions contemplated hereby.
          (d) Finder's Fee. No brokers or finders were employed by Acquisition or Medical Action in connection with any of the transactions contemplated by this Agreement.

     10.1 Lawson Mardon covenants and agrees with Acquisition as follows:
          (a) Certification of Stockholder Vote. Prior to the Closing, Lawson Mardon shall deliver to Acquisition a certificate of its secretary setting forth the unanimous approval by Lawson Mardon Stockholders of (i) the adoption of this Agreement and (ii) the transactions contemplated hereby.
     11. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:
          11.1 No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority and no proceeding with respect to the application of any such applicable law to such effect shall be pending.
          11.2 Asset Acquisition Statement. Medical Action and Lawson Mardon shall, within sixty (60) days of Closing, complete and execute a Form 8594, Asset Acquisition Statement, under Section 1060 of the Internal Revenue Code, and deliver a copy of such form to the other party. In addition, each party will file such form in its tax returns for all periods which include the Closing Date.
          11.3 Conditions to Obligations of Acquisition and Medical Action. The obligations of Acquisition and Medical Action to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Acquisition and Medical Action) on or prior to the Closing Date of the following conditions, which Lawson Mardon agrees to use reasonable good faith efforts to cause to be fulfilled.
               (i)  Representations, Performance.  The
representations and warranties of Lawson Mardon contained in this Agreement (a) shall be true and correct in all material respects on and as of the date hereof, and (b) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Lawson Mardon shall have duly performed and complied in all material respects with all agreements and conditions required to be performed or complied with by it prior to or on the Closing Date. Lawson Mardon shall have delivered to Acquisition a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.
               (ii) Consents. Lawson Mardon shall obtain such governmental permits, orders or consents, if any, as may be required in connection with the transactions contemplated by this Agreement or the Related Agreements, including but not limited to the consent of the lessor of the Premises to the assignment of such lease to Acquisition. Acquisition shall also have received an estoppel certificate addressed to Acquisition from the lessor, dated as of the Closing Date, identifying the lease documents and any amendments thereto, stating that the lease is in full force and effect and, to the best knowledge of the lessor, that Lawson Mardon is not in default under the lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by Lawson Mardon under the lease and containing any other information reasonably requested by Acquisition.
          (iii) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred since December 31, 1995 that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect to the business of Lawson Mardon.
          (iv) Related Agreements. Lawson Mardon and/or LM Whitehaven, as the case may be, shall have entered into each of the following agreements with Acquisition and/or Medical Action, as the case may be;
          (a) A Supply Agreement in the form attached hereto as Exhibit "H", pursuant to which LM Whitehaven will sell to Medical Action for a period of one (1) year following the Closing Date, at least the same volume of Products produced by LM Whitehaven as would have been purchased by Lawson Mardon and the necessary raw materials required to produce the Products for a two (2) year period commencing on the first anniversary date of the Closing;
          (b) A Trademark License Agreement in the form attached hereto as Exhibit "I", pursuant to which LM Whitehaven will grant to Acquisition and Medical Action, on a royalty-free basis, the right to use in connection with the business certain trademarks and other intellectual property specified therein in North America for a period of one (1) year following the Closing;
          (c) A Non-Competition Agreement in the form attached hereto as Exhibit "J", pursuant to which LM Whitehaven agrees not to, directly or indirectly, engage, either directly or indirectly, in any business competitive with the assets acquired hereunder in North America, and Medical Action agrees not to directly or indirectly engage, either directly or indirectly, in any business competitive with the assets acquired hereunder anywhere in the world, except for North America, for a period of five (5) years.
          (v) Lawson Mardon Legal Opinion. Acquisition shall have received an opinion dated the Closing from William F. Harmeyer & Associates, counsel for Lawson Mardon that:
          (a) Lawson Mardon is a corporation validly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation with corporate power and authority to own its properties and to conduct its business as then being conducted;
          (b) Lawson Mardon has full corporate power to carry out the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by Lawson Mardon; all necessary corporate action has been taken by Lawson Mardon and its Board of Directors and stockholders to authorize Lawson Mardon to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and this Agreement is a valid and legally binding obligation of Lawson Mardon, enforceable against Lawson Mardon in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity;
          (c) The execution, delivery and performance by Lawson Mardon of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any provision of the Certificate of Incorporation or By-Laws of Lawson Mardon.
          (vi) LM Whitehaven Legal Opinion. Acquisition shall have received an opinion dated the Closing from Kate Anthony Wilkinson, counsel for LM Whitehaven, that:
          (a) LM Whitehaven has full corporate power to carry out the transactions contemplated by this Agreement; this Agreement and the Related Agreements have been duly executed and delivered by LM Whitehaven; all necessary corporate action has been taken by LM Whitehaven and its Board of Directors to authorize LM Whitehaven to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby; and this Agreement and the Related Agreements are valid and legally binding obligations of LM Whitehaven.

          (vii) Corporate Proceedings. All corporate proceedings of Lawson Mardon and LM Whitehaven in connection with this Agreement and the Related Agreements and the transactions contemplated hereby, and all documents and instruments incidental thereto, shall be reasonably satisfactory in substance and form to Acquisition and its counsel, and Acquisition and its counsel shall have received all such documents and instruments, or copies thereof (certified, if requested), as may be reasonably requested.
          11.4 Conditions to Obligations of Lawson Mardon. The obligations of Lawson Mardon to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Lawson Mardon), on or prior to the Closing Date, of the following additional conditions, which Acquisition and Medical Action agree to use reasonable good faith efforts to cause to be fulfilled.

               (i)  Representations, Performance.  The
representations and warranties of Acquisition and Medical Action contained in this Agreement shall be true and correct in all material respects on and as of the date hereof, and (b) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Acquisition and Medical Action shall have duly performed and complied in all material respects with all agreements and conditions required by its respective agreement to be performed or complied with by them prior to or on the Closing

Date. Acquisition and Medical Action shall have delivered to Lawson Mardon a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.
               (ii) Permits, Orders and Consents. Medical Action and Acquisition shall, in connection herewith, comply with all applicable securities laws and will obtain such governmental permits, orders or consents, if any, as may be required in connection with the transactions contemplated by this Agreement.
               (iii) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred since December 31, 1995 that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect.
               (iv) Related Agreements. Acquisition or Medical Action, as the case may be, shall have entered into the Related Agreements with LM Whitehaven.
               (v) Legal Opinion. Lawson Mardon shall have received an opinion dated the Closing Date from Richard G. Satin, Esq., General Counsel of Medical Action and Acquisition, that:
          (a) Each of Medical Action and Acquisition is a corporation validly organized, legally existing and in good standing under the laws of its respective jurisdiction of incorporation with full corporate power and authority to own their properties and to conduct their businesses as they are then being conducted;

          (b) The authorized, issued and outstanding capital stock of Acquisition is as stated in such opinion; the outstanding shares of capital stock of Acquisition are owned of record and beneficially by Medical Action;
          (c) Each of Medical Action and Acquisition has full corporate power to carry out the transactions contemplated by this Agreement; this Agreement and the Related Agreements have been duly executed and delivered by each of Medical Action and Acquisition and all necessary corporate action has been taken by each of Medical Action and Acquisition, their Board of Directors and shareholders in order to consummate the transactions contemplated by this Agreement, to execute and deliver this Agreement and the

Related Agreements and to make this Agreement the valid and legally binding obligations of each of Medical Action and Acquisition enforceable against Medical Action and Acquisition in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity;
          (d) The execution, delivery and performance of this Agreement by Medical Action and Acquisition and the consummation of the transactions contemplated by this Agreement will not constitute a violation of any provision of the Certificate of Incorporation of Medical Action or Acquisition or either of their By-Laws or, to the best of such counsel's knowledge, under any agreement or other document to or by which Medical Action or Acquisition is a party or is bound or any judgment, decree, or order of any court or other governmental authority which is binding on Medical Action and Acquisition or any of their properties; and
          (e) No consent or approval by any governmental authority which has not been obtained is required in connection with the consummation by Medical Action and Acquisition of the transactions contemplated by this Agreement.
               (vi) Corporate Proceedings. All corporate proceedings of Acquisition and Medical Action in connection with this Agreement and the Related Agreements and the transactions contemplated hereby, and all documents and instruments incidental thereto, shall be reasonably satisfactory in substance and form to Lawson Mardon and its counsel, and Lawson Mardon and its counsel shall have received all such documents and instruments, or copies thereof (certified, if requested), as may be reasonably requested.
               (vii)     The execution and delivery of the
Promissory Note by Medical Action.
     12. Reliance by Counsel. In rendering any opinion referred to herein, counsel may rely, as to any factual matters involved in their opinion, on certificates of public officials and of corporate officers, opinions of corporate general counsel, and such other evidence as such counsel may reasonably deem appropriate and, as to matters governed by the Delaware General Corporation Law ("DGCL") or the laws of jurisdictions other than the United States or the State of New York an opinion of local counsel in such jurisdictions, which counsel shall be satisfactory to the other parties in the exercise of their reasonable judgment.

     12.1 Notices. Any notice to a party hereto pursuant to this Agreement shall be in writing, shall be deemed given when received, and shall be delivered personally or sent by certified or registered mail or by telecopier addressed as follows:

          To Acquisition:
          Medial Action Industries Inc.
          150 Motor Parkway

          Hauppauge, New York 11788
          Attn: Paul D. Meringola, President
          Telecopier No.: 516-231-3075

          with a copy to:

          Richard G. Satin, Esq.
          150 Motor Parkway
          Hauppauge, New York 11788
          Telecopier No.: 516-231-3075

          To Lawson Mardon:

          c/o Alusuisse-Lonza America Inc.
          17-17 Route 208
          Fairlawn, New Jersey  07410
          Attn: Rolf C. Bachmann, Treasurer
          Telecopier No.: 201-794-2680

          To LM Whitehaven:

          Lawson Mardon Medical Packaging
          Moresby Park
          Whitehaven
          Cumbria
          CA2884D U.K.
          Attn: Andrew Walker
          Telephone No.: 01946 66444
          Telecopier No: 01946 66445

          with a copy to:

          Lawson Mardon Packaging Ltd.
          Avonbank, Clifton Down
          Bristol B58 3HT - U.K.
          Telecopier No: (0117)973 5810
          Attn: Kate Anthony Wilkinson, Legal Advisor

     12.2 Entire Agreement; Law Governing. This Agreement together with all other agreements contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) except as otherwise stated in any other agreement, shall be governed in all respects, including validity, interpretation and effect, by the internal substantive laws of the State of Delaware.
     12.3 Publicity and Disclosures. No press releases or public disclosures of the transactions contemplated by this Agreement, either oral or written, shall be made without the prior written consent of all the parties hereto, provided, however, that no such consent shall be unreasonably withheld or delayed and provided further that no such consent shall be required if (a) in the opinion of counsel for the party proposing to make such press release or public disclosure, such press release and/or public disclosure is required by applicable law, rules or regulations or by stock exchange requirement, and (b) time does not permit the obtaining of approval by the other parties.
     12.4 (a) Indemnification by Lawson Mardon and LM Whitehaven. Lawson Mardon and LM Whitehaven covenant and agree to defend, indemnify and hold harmless Medical Action and Acquisition from and against, and pay or reimburse them for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, the "Losses") resulting from or arising out of:
               (i)  Any inaccuracy of any representation or
                    warranty made by Lawson Mardon or LM
                    Whitehaven herein;
               (ii) Any Excluded Liabilities as set forth in
                    Section 1(b) herein;
               (iii) Any and all Taxes relating to or arising out of the business of Lawson Mardon;
               (iv) Any and all Benefit Liabilities;
               (v)  All Environmental Liabilities and costs
                    arising out of the business of Lawson Mardon prior to the Closing Date;

               (vi) Any product liability claim with respect to
                    the Products manufactured or sold prior to the Closing Date; and
               (vii) Any failure of Lawson Mardon to timely pay all applicable Transfer Taxes.
          Any claim for indemnification pursuant to clause (i) of this Section 12.4(a), however, shall be limited to $500,000.00.
          (b) Indemnification by Medical Action and Acquisition. Medical Action and Acquisition covenant and agree to defend, indemnify and hold harmless Lawson Mardon and LM Whitehaven from and against any and all losses resulting from or arising out of:

               (i)  The Assumed Liabilities; and
               (ii) The operation of the business by Medical Action or Acquisition and operation or use of the Assets following the Closing Date, except to the extent such Losses result from or arise out of the Excluded Liabilities (as set forth in Section 1(b) herein) or constitute Losses for which Lawson Mardon and LM Whitehaven are required to indemnify Medical Action and Acquisition under Section 12.4(a) above.
          (c) Survival of Representations and Warranties. The representations, warranties and covenants of Lawson Mardon, LM Whitehaven, Acquisition and Medical Action contained in this Agreement, or in any instrument delivered by each of them hereunder, shall survive for a period of eighteen months from the date of Closing. No claim for indemnification may be brought later than eighteen (18) months after the date of Closing.

     12.5 Headings. The headings and captions of the sections and subsections of this Agreement are included for the convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
     12.6 Right to Notice of Sale.
          (a) LM Whitehaven shall not, at any time prior to January 31, 2001, sell or convey substantially all of its assets or merge or consolidate with or into any other corporation without first giving written notice thereof to Medical Action, which notice is hereinafter referred to as the "Notice of Sale".
          (b) The Notice of Sale shall include the complete terms of the proposed transaction and the name of the prospective purchaser.
          (c) For a period of ten (10) days after receipt by Medical Action of the Notice of Sale, Medical Action shall have the right to give written notice to LM Whitehaven of Medical Action's interest in negotiating and executing, within a period of ninety
(90) days, a definitive agreement under which Medical Action would purchase the business operations of LM Whitehaven upon the terms of the proposed transaction included in the Notice of Sale. In the event that LM Whitehaven does not receive written notice of Medical Action's exercise of the right herein granted within said 10 day period, there shall be a conclusive presumption that Medical Action has elected not to exercise its right hereunder, and LM Whitehaven may sell its business operations to others at substantially the same terms set forth in the Notice of Sale.

     12.7 Name Change.  Within forty-five (45) days of Closing,
Acquisition agrees to amend its Certificate of Incorporation changing its name to not include the words "SBW".
     IN WITNESS WHEREOF, the parties hereto have caused this

Agremeent to be duly executed as of the date first above written.
                         LAWSON MARDON MEDICAL PRODUCTS, INC.


                         By:    /s/ William J. Abbott
                             -------------------------------
                              Name: William J. Abbott
                              Title: President

                         LAWSON MARDON MEDICAL PRODUCTS, a
                         trading division of LAWSON MARDON
                         PACKAGING UK LTD.


                         By:    /s/ Alistair Napier
                             --------------------------------
                              Name: Alistair Napier
                              Title: Director

                         MEDICAL ACTION INDUSTRIES INC.


                         By:    /s/ Paul D. Meringola
                             --------------------------------
                              Name:     Paul D. Meringola
                              Title:    President

                         SBW ACQUISITION CORP.


                         By:    /s/ Paul D. Meringola
                             --------------------------------
                              Name:     Paul D. Meringola
                              Title:    President